Exhibit 99.1

SIGMATEL REPORTS THIRD QUARTER 2006 RESULTS

AUSTIN, Texas (October 24, 2006) – SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, today announced third quarter 2006 results for the period ended September 30, 2006. Revenues for the third quarter of 2006 were $45.0 million, a sequential increase of 3 percent, compared to revenues for the second quarter of 2006 of $43.8 million. Excluding the revenue from products in its PC audio line (which was recently purchased by Integrated Device Technology, or IDT), the third quarter revenues increased 18% over the second quarter. This increase was driven by increased shipments of SoCs into the portable digital media player market.

GAAP (generally accepted accounting principles) gross margin was 38.2 percent for the third quarter of 2006 and non-GAAP gross margin was 40.0 percent. SigmaTel reported GAAP net income for the third quarter of 2006 of $11.5 million, a diluted net income per share of $0.32, versus a GAAP net loss of $5.2 million or $0.14 per diluted share for the third quarter of 2005. The non-GAAP net loss for the third quarter of 2006 was $10.4 million, a diluted net loss per share of $0.30, versus non-GAAP net income of $6.7 million or $0.18 per diluted share for the comparable period in 2005. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table provided below.

Revenues for the nine months ended September 30, 2006 were $121.8 million, down 49.8 percent from $242.5 million for the nine months ended September 30, 2005. The GAAP net loss for the nine months ended September 30, 2006 was $10.3 million, compared to GAAP net income of $31.2 million for the nine months ended September 30, 2005. The non-GAAP net loss for the nine months ended September 30, 2006 was $35.6 million, down from non-GAAP net income of $43.2 million for the nine months ended September 30, 2005.

As of September 30, 2006, SigmaTel had cash, cash equivalents, short-term investments and restricted cash of $102.9 million.

Business Summary

During the third quarter of 2006 the company completed the sale of its PC Audio product line to IDT for total consideration of $81.5 million. This consisted of $72.0 million in cash, $5.0 million in accounts receivable retained by SigmaTel, Inc., and $4.5 million in accounts payable assumed by IDT.

On September 15, 2006, the U.S. International Trade Commission (ITC) ruled that certain system-on-chip integrated circuits manufactured by Actions Semiconductor (Actions) infringe two SigmaTel patents, U.S. Patent Nos. 6,366,522 and 6,633,187. The Commission issued a Limited Exclusion Order that will prohibit the importation into the U.S. of MP3 players containing Actions’ 207X, 208X and 209X chips which contain 2 GB of flash memory or less. The United States Customs Services will assist in enforcing the ban. MP3 players imported in violation of the ITC’s exclusion order may be seized by the U.S. Government and subject to forfeiture.

During the third quarter, the company reduced headcount and other operating expenses as a result of the sale of the PC Audio product line. In addition, the company is eliminating 60 positions in the fourth quarter which is approximately 14 percent of its domestic workforce.

“We are prudently using the cash from the sale of our PC Audio product line to invest in the company’s portable multimedia products, printers and consumer audio and video products,” said Ron Edgerton, president and chief executive officer of SigmaTel. “We expect to reap substantial benefits from our investments in new innovative products during 2007.”

Additional Highlights

•	During the quarter, SigmaTel’s SGTV5800 TV Audio chipset achieved another design win with the Excelpoint Systems/Lights Electronics LCD TV reference solution.

•	The STMP3500 SoC solution enabled Philips MP3 players to surpass the competition and take the lead in Germany and Chile, as the number one player in the market according to Philips market research.

•	SigmaTel’s 3600 continues to gain traction in the marketplace with over 40 customer programs in production during the third quarter. In the fourth quarter, over 15 new customers are expected to be in production with 3600 based devices.

•	Wal-Mart lists their top ten best selling players, on walmart.com; out of the top ten, seven are SigmaTel based, including three Creative and four Ilo players.

Business Outlook

“We have an internal goal to be at a $3 million loss on a GAAP basis and at break-even with add-backs for non-cash charges related to stock-based compensation and amortization of acquired intangibles for the second quarter of 2007 and profitable in the second half of next year, assuming normal seasonality. This goal is based on obtaining approximately $55.0 million of revenue in the second quarter, further executing on our diversification strategy by growing the sales of our TV audio, imaging, and video products, and gross margins recovering to approximately 49 percent,” said Mr. Edgerton.

Specific Guidance for the Fourth Quarter of 2006:

•	Revenues are expected to be between $41.0 to $46.0 million.

•	Non-GAAP gross margins are expected to be approximately 41 percent plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	GAAP diluted loss per share is expected to be between $0.37 to $0.32.

•	Diluted non-GAAP loss per share is expected to be between $0.29 to $0.23.

•	Guidance is based on 35.5 million diluted weighted average shares outstanding, and assumes an effective tax rate for the fourth quarter of approximately 23 percent.

Conference Call Today

A conference call will be held today, October 24, 2006, beginning at 3:30 P.M. CT. The call will be simulcast over the Internet at www.streetevents.com and http://ir.sigmatel.com. A replay of the conference call will be available on the Web sites listed above or by calling (719) 457-0820 and entering passcode number 3071794. These replays will be available through October 30, 2006.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to: the ability and willingness of SigmaTel’s customers to incorporate the company’s chips into their products and to bring those products to market, especially SigmaTel’s 3600 and 3700 products; the ability of SigmaTel to timely develop its 3700 product and other new chips with desirable performance characteristics and to begin volume production of those products; the ability to prevent the average selling price of SigmaTel’s products from declining more than the company’s internal projections; the ability of SigmaTel to execute on its strategy to regain market share by product differentiation; the ability of SigmaTel to execute on its long-term growth strategy of targeting consumer electronics; and the ability of SigmaTel to improve corporate gross margins and achieve operating expense reductions. For a more detailed discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006 and the Form 10-Q filed on August 9, 2006.

SigmaTel provides a non-GAAP measure of revenue, gross profit, net income (loss) and net income (loss) per share in its earnings release. The presentation of revenue is intended to be a supplemental measure of performance and excludes revenue from a product line that was sold on July 31, 2006. The presentation of gross profit, net income (loss) and net income (loss) per share is intended to be a supplemental measure of performance and excludes: (i) a one-time reversal of certain lease abandonment charges previously taken; (ii) a non-cash charge related to amortization of intangible assets from acquisitions; (iii) a non-cash charge related to stock-based compensation; (iv) a non-cash charge related to the write-off of in process R&D from acquisitions; and (v) a non-cash net tax benefit associated with the unwinding of SigmaTel’s intellectual property migration strategy. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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SIGMATEL, INC.

NON-GAAP VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Gross profit as reported	$17,207	$37,358	$50,858	$132,975
Non-GAAP adjustments:
Amortization of intangible assets from acquisitions	783	234	2,349	234

Adjusted gross profit	$17,990	$37,592	$53,207	$133,209

Adjusted gross profit percentage	40.0%	51.1%	43.7%	54.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income (loss) as reported	$11,510	$(5,193)	$(10,289)	$31,233
Non-GAAP adjustments (tax effected):
Acquisitions related write-off of in-process R&D costs	—	11,410	—	11,410
Amortization of intangible assets from acquisitions	831	254	2,512	254
Partial reversal of lease abandonment charge	—	—	—	(250)
Stock-based compensation	1,523	249	5,760	521
Net tax benefit of unwinding IP migration strategy	—	—	(9,271)	—
Gain on asset disposition	(24,312)	—	(24,312)	—

Adjusted net income (loss)	$(10,448)	$6,720	$(35,600)	$43,168

Diluted weighted average shares outstanding	35,043	37,789	35,245	37,690
Diluted net income (loss) per share, non-GAAP	$(0.30)	$0.18	$(1.01)	$1.15

	Three Months Ended
	September 30, 2006	June 30, 2006
Revenues, net	$45,008	$43,812
Non-GAAP adjustments:
Sales related to the PC Audio product line	(3,501)	(8,572)

Adjusted revenue, net	$41,507	$35,240

Adjusted revenue growth	18%

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues, net	$45,008	$73,540	$121,841	$242,450
Cost of goods sold	27,801	36,182	70,983	109,475

Gross profit	17,207	37,358	50,858	132,975

Operating expenses:
Research and development	23,416	28,691	68,670	53,717
Selling, general and administrative	11,294	10,772	37,925	27,364
Gain on asset disposition	(45,673)	—	(45,673)	—

Total operating expenses (income)	(10,963)	39,463	60,922	81,081

Operating income (loss)	28,170	(2,105)	(10,064)	51,894
Interest income, net	914	1,156	2,118	3,223
Foreign exchange gain (loss)	(67)	13	(171)	(30)

Total other income	847	1,169	1,947	3,193

Income (loss) before income taxes	29,017	(936)	(8,117)	55,087

Income tax expense (benefit)	17,507	(4,257)	2,172	(23,854)

Net income (loss)	$11,510	$(5,193)	$(10,289)	$31,233

BASIC NET INCOME (LOSS) PER SHARE	$0.33	$(0.14)	$(0.29)	$0.87

DILUTED NET INCOME (LOSS) PER SHARE	$0.32	$(0.14)	$(0.29)	$0.83

WEIGHTED AVERAGE SHARES USED TO COMPUTE:

Basic net income (loss) per share	35,043	36,267	35,245	35,793

Diluted net income (loss) per share	35,608	36,267	35,245	37,690

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$35,649	$65,712
Restricted cash	7,229	—
Short-term investments	60,048	53,172
Accounts receivable, net	28,287	48,633
Inventories, net	29,953	21,036
Income tax receivable	1,175	5,446
Deferred tax asset, net	—	1,401
Prepaid expenses and other assets	7,071	6,963
Assets held for sale	—	2,903

Total current assets	169,412	205,266

Property, equipment and software, net	14,049	13,164
Intangible assets, net	34,099	37,478
Goodwill	59,543	63,203
Deferred tax asset, net	5,468	—
Assets held for sale	—	22,236
Other assets	1,708	2,095

Total assets	$284,279	$343,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,948	$48,093
Accrued compensation	6,557	7,020
Other accrued expenses	9,990	6,442
Deferred revenue	6,241	10,093
Current portion of long-term obligations	236	528
Liabilities to be assumed in sale	—	2,053

Total current liabilities	47,972	74,229

Non-current income taxes payable	6,554	7,906
Other liabilities	849	2,113

Total liabilities	55,375	84,248

Stockholders’ Equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,564 and 35,474 at 2006 and 37,507 and 37,417 at 2005, respectively	4	4
Additional paid-in capital	194,391	218,492
Notes receivable from stockholders	(5)	(5)
Deferred stock-based compensation	—	(3,874)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	35,048	45,337
Accumulated other comprehensive income (loss)	207	(19)

Total stockholders’ equity	228,904	259,194

Total liabilities and stockholders’ equity	$284,279	$343,442